     As filed with the Securities and Exchange Commission on June 6, 1997
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      GLENBOROUGH REALTY TRUST INCORPORATED
      (Exact Name of Registrant as Specified in Its Governing Instruments)

                              MARYLAND                                                      94-3211970
   (State or Other Jurisdiction of Incorporation or Organization)             (I.R.S. Employer Identification Number)

                      400 South El Camino Real, 11th Floor
                           San Mateo, California 94402
                                 (415) 343-9300
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrar's Principal Executive Offices)

                               Frank Austin, Esq.
          Senior Vice President, Glenborough Realty Trust Incorporated
                      400 South El Camino Real, 11th Floor
                           San Mateo, California 94402
                                 (415) 343-9300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   COPIES TO:

                            Stephen J. Schrader, Esq.
                             Justin L. Bastian, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (415) 813-5600

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

===================================================================================================================================
                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    TITLE OF SHARES TO BE        AMOUNT TO BE            PROPOSED MAXIMUM             PROPOSED MAXIMUM       AMOUNT OF REGISTRATION
         REGISTERED               REGISTERED         AGGREGATE PRICE PER SHARE    AGGREGATE OFFERING PRICE            FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  par value .................   750,177 shares             $21.6875 (1)              $16,269,464 (1)               $4,931
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on June 3, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy them be accepted prior to the time the registration statement becomes effective. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration, or qualification under the securities laws of any such State.


                              Subject to Completion
                    Preliminary Prospectus dated June 6, 1997
PROSPECTUS
                                 750,177 SHARES
                      GLENBOROUGH REALTY TRUST INCORPORATED
                                  COMMON STOCK

  This Prospectus relates to the offer and sale from time to time by the holders thereof of (i) up to 542,333 shares (the "Unit Shares") of common stock, par value $.001 per share ("Common Stock"), that may be issued by Glenborough
Realty Trust Incorporated (the "Company") to a certain holder (the "Unit Holder") of up to 542,333 units of limited partnership interest (the "Units") in Glenborough Properties, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for Shares of Common Stock, (ii) up to 206,844 shares (the "Acquisition Shares") of Common Stock previously issued to certain holders (the "Restricted Stock Holders") in connection with the acquisition of previously acquired properties or interests, and (iii) up to 1,000 shares (the "Conversion Shares," and together with the Acquisition Shares and Unit Shares, the "Shares") of Common Stock that may be issued by the Company to holders (the "Future Unit Holders," and together with the Unit Holders and Restricted Stock Holders, the "Selling Stockholders") of Units to be issued in the future in connection with the future acquisition of properties, if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for Shares of Common Stock. The Company is registering the Unit Shares issuable upon redemption of the Units pursuant to the terms of the Registration Rights Agreement dated as of December 28, 1995, by and between the Company and the holder of Units to provide the holder of such Units with freely tradable securities. The Company is registering the Acquisition Shares pursuant to the Registration Rights Agreement dated as of October 3, 1996 and two Registration Rights Agreements, each dated November 15, 1996, by and among the Company and the sellers of certain properties previously acquired by the Company to provide such sellers with freely tradable securities. The Company is registering the Conversion Shares, which will become issuable upon redemption of Units to be issued in the future in connection with future acquisitions of properties by the Company to allow the holders of Conversion Shares to offer and sell the Conversion Shares from time to time pursuant to this Prospectus. The registration of the Shares does not necessarily mean that any of the Unit Shares or Conversion Shares will be issued by the Company or that any Shares will be offered and sold by the holders thereof. See "Use of Proceeds" and "Registration Rights."

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GLB." The Shares of Common Stock are subject to certain restrictions on ownership and transfer designed to assist the Company in maintaining its status as a REIT for federal income tax purposes. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Common Stock."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  The Selling Stockholders from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

  The Company will not receive any of the proceeds from the issuance of the Shares or the sale of Shares by the Selling Stockholders but has agreed, or in the case of Conversion Shares anticipates that it will agree, to bear certain expenses of registration of the Shares under Federal and state securities laws. The Company will acquire Units in the Operating

Partnership in exchange for the Unit Shares and Conversion Shares that the Company may issue to Unit holders pursuant to the Registration Statement of which this Prospectus is part.

  The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders.

                The date of this Prospectus is           , 1997

                              AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

      a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

      b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      c. The Company's Current Reports on Form 8-K filed with the Commission on February 5, 1997, March 19, 1997, April 23, 1997, April 24, 1997, April
    25, 1997 and May 2, 1997, respectively;

      d. The Company's Current Reports on Form 8-K/A, filed with the Commission on February 24, 1997 and May 14, 1997; and

      e. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus (or in the applicable Prospectus Supplement).

Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Vice President, Capital Markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708, telephone number: (415) 343-9300.

As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland real estate investment trust, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the merger of eight public limited partnerships and Glenborough Corporation, a California corporation, with and into the Company (the "Consolidation")), and the term "Operating Partnership" means Glenborough Properties, L.P. in which the Company holds a 1% interest as sole general partner, and an approximate 90.5% limited partner interest. Unless otherwise indicated, ownership percentages of the Company's Common Stock have been computed on a fully converted basis, using an exchange of Operating Partnership units for Common Stock on a one-for-one basis. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

  The Company is a self-administered and self-managed real estate investment trust (a "REIT") that owns a portfolio of 76 office, industrial, retail, multifamily and hotel properties (the "Properties") located in 20 states throughout the country. The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or single properties from public and private partnerships on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring management interests from third parties. In addition, three associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for 62 other properties that are not owned by the Company.

  A portion of the Company's operations is conducted through the Operating Partnership in which the Company holds a 1% interest as the sole general partner and in which the Company holds an approximate 90.5% limited partner interest.


  The Common Stock is listed on the New York Stock Exchange under the Symbol "GLB." The Company commenced operations on December 31, 1995, through the merger of eight public limited partnerships and a management company with and into the Company. The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708 and its telephone number is
(415) 343-9300.

                            TAX STATUS OF THE COMPANY

  The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to Federal income tax on net income that it distributes to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Consequences."

                            SECURITIES TO BE OFFERED

  This Prospectus relates to the offer and sale from time to time by the holders thereof of (i) up to 542,333 shares of Common Stock that may be issued by the Company to certain holders of up to 542,333 Units in the Operating Partnership, if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock, (ii) up to 206,844 shares of Common Stock previously issued to certain holders in connection with the acquisition of previously acquired properties, and (iii) up to 1,000 shares of Common Stock that may be issued by the Company to holders of Units to be issued in the future in connection with the future acquisition of properties. The Company is registering the Unit Shares issuable upon redemption of the Units pursuant to the terms of the Registration Rights Agreement dated as of December 28, 1995 by and between the Company and the Unit Holder, to provide the Unit Holder with freely tradable securities. The Company is registering the Acquisition Shares pursuant to the Registration Rights Agreement dated as of October 3, 1996 and two Registration Rights Agreements each dated November 15, 1996, by and among the Company and the Restricted Stock Holders, to provide the Restricted Stock Holders with freely tradable securities. The Company is registering the Conversion Shares, which will become issuable upon redemption of Units to be issued in the future in connection with future acquisitions of properties by the Company to allow holders of Conversion Shares to offer and sell the Conversion Shares from time to time pursuant to this Prospectus. The Registration of the Shares does not necessarily mean that any of the Unit Shares or Conversion Shares will be issued by the Company or that any Shares will be offered and sold by the holders thereof.

                                 USE OF PROCEEDS

  The Company will not receive any of the proceeds of the issuance of the Shares or the sale of Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

                                  RISK FACTORS

     Prospective investors should read this entire Prospectus carefully, and should consider carefully the following factors before purchasing the Shares offered hereby.

LITIGATION RELATED TO CONSOLIDATION

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action has been approved by the court, but objectors to the settlement have appealed that approval. The Company and the other defendants in the state court action have filed a responsive brief and the appeal is now pending. Plaintiffs in the federal court action have agreed voluntarily to take the action off calendar pending resolution of the state court action.

     From time to time the Company is involved in other litigation arising out of its business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's results of operations and the financial condition of the Company.

CHAPTER 11 REORGANIZATION OF PARTNERSHIP CONSOLIDATION BY SENIOR MANAGEMENT

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May of 1992. The public partnership, the primary subsidiary of which is GPA, Ltd., which owns an approximately 4.9% limited partner interest in the Operating Partnership along with other substantial real estate assets, settled the litigation and obtained confirmation of a plan of reorganization in January 1994. Investors in the Common Stock should consider that the consolidation of partnerships into GPA, Ltd.'s parent partnership did not achieve all of the objectives stated at the time and should further consider the relevance of that fact to their investment in the Common Stock of the Company.

RISKS ASSOCIATED WITH ACQUISITIONS

     Acquisitions Could Adversely Affect Operations or Stock Value

     Consistent with its growth strategy, the Company is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or be perceived negatively among investors such that such an acquisition could be followed by a decline in the market value of the Common Stock.

     Expansion Risk

     The Company is experiencing a period of rapid expansion, which management expects will continue in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to update its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have an adverse effect on the Company's results of operations and financial condition.

     Conflict of Interest

     The Company has acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chief Executive Officer, and Andrew Batinovich, the Company's Chief Operating Officer, control, and in which they and members of their families have substantial interests. It is also possible that the Company may enter into transactions to acquire other properties controlled by these individuals or in which they or members of their families have substantial interests in the future. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as the payments or unit issuances, relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Company as transactions that the Company negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Company or will not result in losses.

     Assumption of General Partner Liabilities

     The Company and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Company may pursue acquisitions in this manner in the future. When the Company uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Company's results of operations or financial condition. In addition, an Associated Company may enter into management agreements pursuant to which it assumes certain obligations as manager of properties. There can be no assurance that these obligations will not have an adverse effect on the Associated Companies' results of operations or financial condition, which could adversely affect the value of the Company's preferred stock interest in those companies.

     Risks Relating to Tender Offers

     The Company may, as part of its growth strategy, acquire properties and portfolios of properties through tender offer acquisitions of interests in public and private partnerships. Tender offers often result in competing tender offers, as well as litigation initiated by limited partners in the subject partnerships or by competing bidders. Due to the inherent uncertainty of litigation, the Company could be subject to adverse judgments in substantial amounts. As the Company has not yet attempted an acquisition through the tender offer process, and because of competing offers and possible litigation, there can be no assurance that, if undertaken, the

Company would be successful in acquiring properties through a tender offer or that the tender offer process would not result in litigation and a significant judgment adverse to the Company.

CERTAIN TAX RISKS

     Consequences of Failure to Qualify as a REIT

     The Company intends to elect to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") commencing with its taxable year ending December 31, 1996. No assurance can be given, however, that the Company will be able to operate in a manner which would permit it to qualify to make this election. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which only limited judicial or administrative interpretation exists, and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company will receive nonqualifying management fee income and will own nonqualifying preferred stock in the Associated Companies. As a result, the Company may approach the income and asset test limits imposed by the Code and could be at risk of not satisfying those tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in the Associated Companies. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion is not binding on the IRS. See "Federal Income Tax Consequences -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences -- Failure to Qualify."

     Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

     Possible Changes in Tax Laws

     Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of this qualification. In addition to any direct effects the changes might have, the changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives.

RISKS RELATING TO REAL ESTATE

     Environmental Matters

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented for the properties found to contain ACMs.

     Six of the Properties owned by the Company are leased in whole or in part to an operator of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to operators of convenience stores which sell petroleum-based fuels. These Properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

     Risks Related to Ownership and Financing of Real Estate

     The Company is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Company's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Company's results of operations and financial condition.

     Availability of Real Estate for Acquisitions

     The Company's growth is dependent upon acquisitions. There can be no assurance that properties will be available for acquisition or, if available, that the Company will be able to purchase such properties on favorable terms. If such acquisitions are not available it could have a negative impact on the growth of the Company, which could have an adverse effect on the performance of the Company's Common Stock.

     Competition for Acquisition of Real Estate

     The Company faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase.

     Competition for Tenants

     The Company is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Company. Although the Company has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Company is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then there could be an adverse effect on the Company's results of operations and financial condition.

     Tenants' Defaults

     The ability of the Company to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Company could promptly recover the tenant's premises from the tenant or from a trustee or debtor-in-possession in any bankruptcy proceeding filed by or against that tenant, or that the Company would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Company will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Company against the tenant. If any tenant defaults on its obligations to the Company, there could be an adverse effect on the Company's results of operations and financial condition.

     Management, Leasing and Brokerage Risks; Lack of Control of Associated Companies

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. Acquisition of properties by the Company from the Associated Companies could result in a decrease in revenues to the Associated Companies and a corresponding decrease in dividends received by the Company from the Associated Companies. Each of these developments could have an adverse effect on the Company's results of operations and financial condition.

     To qualify for and to maintain the Company's status as a REIT while realizing income from the Company's third-party management business, the capital stock of Glenborough Hotel Group, a Nevada corporation ("GHG"), Glenborough Corporation, a California corporation ("GC") and Glenborough Inland Realty Corporation, a California corporation ("GIRC," and collectively with GHG and GC, the "Associated Companies") (which conduct the Company's third-party management, leasing and brokerage businesses) is divided into two classes. All of the voting common stock of the Associated Companies, representing 5% of the total equity of GC and GIRC, and 25% of the total equity of GHG, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of each Associated Company is held entirely by the Company. Although the Company holds a majority of the equity interest in each Associated Company, the Company is not able to elect directors of any Associated Company and, consequently, the Company has no ability to influence the day-to-day decisions of each entity.

     Uninsured Loss

     The Company or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Company's properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties, which could have an adverse effect on the Company's results of operations and financial condition.

     Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code, and individual agreements with sellers of properties place limits on the Company's ability to sell properties, which may adversely affect returns to holders of Common Stock. Twenty-four of the properties owned by the Operating Partnership were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction.

     Potential Liability Under the Americans With Disabilities Act

     As of January 26, 1992, all of the Company's properties were required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Company's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Properties, the tenants are obligated to comply with the ADA provisions. If the Company's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Company's results of operations and financial condition.

ADDITIONAL CAPITAL REQUIREMENTS

     The Company's future growth depends in large part upon its ability to raise additional capital on satisfactory terms or at all. There can be no assurance that the Company will be able to raise sufficient capital to achieve its objectives. If the Company were to raise additional capital through the issuance of additional equity securities, or securities convertible into or exercisable for equity securities, the interests of holders of the Offered Securities could be diluted. Likewise, the Company's Board of Directors is authorized to cause the Company to issue preferred stock in one or more series and to determine the distributions and voting and other rights of the preferred stock. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, distribution and other similar rights which could be dilutive to or otherwise adversely affect the interests of holders of the Company's capital stock. If the Company were to raise additional capital through debt financing, the Company will be subject to the risks described below, among others.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Articles of Incorporation are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of Common Stock that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of Common Stock that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of Common Stock in excess of a predetermined limit, which, pursuant to Board action, currently is 9.75% of the outstanding shares of Common Stock (the "Ownership Limitation" and as to the Common Stock, the transfer of which would cause any person to actually own Common Stock in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the Common Stock subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. Robert Batinovich, his spouse and children (including Andrew Batinovich) and individuals or entities whose ownership of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code (the "Attributed Owners"), are exempt from these restrictions, but are prohibited from acquiring shares of Common Stock if, after the acquisition, they would own in excess of 10.50% of the outstanding shares of Common Stock. This limitation on the ownership of Common Stock may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 49% of the Common Stock (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation"). See "Description of Common
Stock -- Restrictions on Ownership and Transfer of Common Stock" and "Federal Income Tax Consequences."

OTHER RISKS

     Debt Financing

     The Company intends to incur additional indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance property acquisitions. As a result, the Company expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that the Company's cash flow will be insufficient to meet required payments on its debt and the risk that the Company may be unable to refinance or repay the debt as it comes due. The Company's current $50 million secured revolving line of credit with Wells Fargo Bank, N.A. provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), the Company and its subsidiaries may not pay any distributions on the Common Stock or the preferred stock. If the Company is unable to obtain acceptable financing to repay indebtedness at maturity, the Company may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Company's results of operations and financial condition.

     Dependence on Executive Officers

     The Company is dependent on the efforts of Robert and Andrew Batinovich, its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, and of its other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company.

     Board of Directors May Change Investment Policies

     The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Directors. The Company's Board of Directors may change the investment policies of the Company without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed.

     Effect of Market Interest Rates on Price of Common Stock

     One of the factors that may influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

     Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or future conversions or exercises of securities for future sales, including shares of Common Stock issuable upon exchange of Operating Partnership units, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

                           DESCRIPTION OF COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock and is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation ("Charter") and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

GENERAL

  The Company's Charter authorizes the Company to issue up to 50,000,000 shares of Common Stock with a par value of $.001 per share. As of May 31, 1997 there were approximately 13,194,692 shares of Common Stock issued and outstanding and no shares of Excess Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

  The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

  For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

  Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the ownership limitation, which, pursuant to Board action, currently is 9.75% of the outstanding shares of Common Stock (the "Ownership Limitation"). A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 10.50% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

  The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Common Stock being owned by fewer than 100 persons, or (c) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

  The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to become "closely held" (within the meaning of Section 856(h) of the Code) will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to become "closely held." In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the average of the closing market price for the Common Stock for the five consecutive trading days ending the date the Company exercises its option to purchase. The intended transferee would be entitled to receive from the trustee the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the closing market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the transfer of the Excess Shares to a Permitted Transferee.

  The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

  All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

  All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

PREFERRED STOCK

  Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued capital stock of the Company, preferred stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.


                        DESCRIPTION OF PARTNERSHIP UNITS

   Substantially all of the Company's assets are held by and all of its operations are conducted through the Operating Partnership. The Company is the sole general partner of the Operating Partnership and as of April 30, 1997 held 1.0% of the Units as a general partner and approximately 90.5% of the Units as a limited partner of the Operating Partnership. Approximately 4.9% of the Units are held by GPA, Ltd., a subsidiary of the Company, and the remaining Units are held by persons (or their successors) who contributed interests in the Properties to the Company in connection with, or subsequent to, the formation of the Operating Partnership. The following sets forth a description of certain terms and provisions of the Units and does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of California law and the First Amended and Restated Agreement of Limited Partnership of Glenborough Properties, L.P., as amended (the "Partnership Agreement").

GENERAL

   Holders of Units (other than the Company) hold limited partnership interests in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. The Company holds its interest in the Operating Partnership in the forms of general partnership and limited partnership interests.

   Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the California Revised Uniform Limited Partnership Act. The Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. The Partnership Agreement restricts the transfer of Units, as described below.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

   The limited partners in the Operating Partnership (the "Limited Partners") are prohibited from transferring all or a portion of their Units without obtaining the prior consent of the Company, which consent may be given or withheld in the sole and absolute discretion of the Company.

REDEMPTION OF UNITS

   Subject to certain limitations, Limited Partners may require that the Company redeem all or a portion of their Units in the Operating Partnership. The Company, in its sole discretion, may elect to redeem Units for cash or shares of the Company's Common Stock.

                        SHARES AVAILABLE FOR FUTURE SALE

  As of May 31, 1997, the Company had approximately 13,194,692 shares of Common Stock outstanding and 997,893 shares of Common Stock reserved for issuance upon redemption of limited partnership interests in the Operating Partnership. If, in the future, the Company issues Units in connection with the acquisition of properties, a number of shares of Common Stock for which such Units are redeemable will be reserved for issuance upon redemption of such Units. All of the shares of Common Stock, other than shares purchased by Affiliates and shares reserved for issuance in connection with the GPA Redemption Option, will be tradable without restriction under the Securities Act.

  As of May 31, 1997, Robert Batinovich and the Attributed Owners owned shares of Common Stock, and indirectly own Operating Partnership interests which may be converted into shares of Common Stock, which in the aggregate represent approximately 10% of the outstanding Common Stock including units of the Operating Partnership which may be converted into shares of Common Stock. Robert Batinovich and the Attributed Owners have agreed not to sell any of their shares of Common Stock ("Restricted Shares") until December 31, 1997 (two years after the completion of the Consolidation) without the consent of the Company. After the expiration of any applicable lock-up period, Robert Batinovich and the Attributed Owners may sell shares acquired through the GPA Redemption Option or the Batinovich Redemption Option, pursuant to the Registration Statement of which this Prospectus is a part. See "Registration Rights" below. Robert Batinovich and the Attributed Owners and other Affiliates of the Company also may sell Restricted Shares after their respective lock-up periods without registration in accordance with the exemptions provided by Rule 144 under the Securities Act.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                               REGISTRATION RIGHTS

  The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreement dated as of December 28, 1995, (the "Unit Shares Registration Rights Agreement") by and between the Company and the Unit Holder, the Registration Rights Agreement dated as of October 3, 1996 and two Registration Rights Agreements each dated November 15, 1996 (the "Acquisition Shares Registration Rights Agreements") by and among the Company and the Restricted Stock Holders.

  The following summaries do not purport to be complete and are qualified in their entirety by reference to each of the respective Registration Rights Agreements.

UNIT SHARES REGISTRATION RIGHTS AGREEMENT

  Under the Unit Shares Registration Rights Agreements, the Company granted the Unit Holders certain demand and piggyback registration rights with respect to any shares of Common Stock that they may own or receive if and to the extent the Unit Holders cause the Company to redeem their Units and the Company elects to effect such redemption with shares of Common Stock instead of cash. These registration rights include the right to demand registration of all or any portion of such unregistered shares of Common Stock, and the right to have such shares included when the Company registers other shares of its Common Stock or substantially similar securities. Such registration rights may only be exercised during the period after certain restrictions on transfer have lapsed and prior to the time when the holder is permitted to sell its shares pursuant to Rule 144(k) under the Securities Act. The Company must bear the expenses of satisfying the registration requirements resulting from the registration rights, except that the expenses shall not include any underwriting discounts or commissions or transfer taxes relating to the shares.

ACQUISITION SHARES REGISTRATION RIGHTS AGREEMENTS

  Under the Acquisition Shares Registration Rights Agreements, the Company granted certain demand and piggyback registration rights with respect to unregistered shares of Common Stock issued in connection with the acquisition of certain properties by the Company. These registration rights include the right under certain circumstances to demand registration of all or a portion of such unregistered shares of Common Stock, and the right to have such shares included when the Company registers other shares of Common Stock or similar securities. The Company must bear the expenses to satisfy the registration requirements resulting from the registration rights, except that the expenses shall not include any underwriters' discounts or commissions, or transfer taxes relating to the shares.

                              SELLING STOCKHOLDERS

         The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by the Unit Holder and Restricted Stock-Holders and number and percentage of shares of Common Stock beneficially owned by each Unit Holder and Restricted Stock-Holders upon completion of the offering or offerings pursuant to this Prospectus, assuming (i) each Unit Holder tenders all such Units for redemption, the Company elects to redeem all such Units for Shares of Common Stock and each Unit Holder sells all of its or his Shares pursuant to this Prospectus, and (ii) each Restricted Stock Holder sells all of its or his Acquisition Shares. Since, with respect to Unit Holders, the Company, at its election, may redeem some or all the Units for cash rather than for Shares of Common Stock, and (assuming the Company elects to redeem some or all of the Units for Shares of Common Stock) the Unit Holders may sell all, or some or none of their Shares, and the Restricted Stock Holders may sell all, or some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. The number of Shares in the following table represents the number of shares of Common Stock the person holds (if any) plus the number of Shares into which Units held by the person may be redeemed, and the extent to which the person holds Units as opposed to shares of Common Stock is set forth in the notes to the following table.

         The following table does not reflect those shares of Common Stock issuable upon redemption of Conversion Units which may be issued by the Company to the Future Unit Holders, if any, in connection with future property acquisitions.

          A portion of the Shares offered by this Prospectus may be offered from time to time by the Unit Holder and Restricted Stock Holders named below:


                                           Beneficial Ownership                                    Beneficial Ownership
                                           Prior to Offering (1)                                   After the Offering(1)
                                                        Percentage of                                            Percentage of
                                      Number of            Shares         Number of Shares     Number of              Shares
                                      Shares (1)        Outstanding(2)     Offered Hereby      Shares(1)          Outstanding(2)
                                      ----------        --------------     --------------      ---------          --------------
GPA, Ltd......................        592,006(3)             4.5%              542,333          49,673                 *
John Provine..................        182,000(4)             1.4%              182,000            0                    *
Carlsberg Properties, Inc. ...         24,844(4)              *                 24,844            0                    *

--------------
*less than 1%

(1)   Assumes redemption of all Units for shares of Common Stock.

(2) Assumes redemption for shares of Common Stock of only the Units owned by the Selling Stockholder. The total number of shares outstanding used in calculating the percentage assumes that none of the other Units has been redeemed.

(3) Includes 13,000 shares of Common Stock and 579,006 shares of Common Stock that may be issued upon redemption of Units held by GPA, Ltd.

(4)   Represents previously unregistered shares of Common Stock.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." The issuance of shares of preferred stock or other capital stock by the Board of Directors may also have the effect of delaying, depriving or preventing a change in control of the Company. The Bylaws of the Company contain certain advance notice requirements in the nomination of persons for election to the Board of Directors which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the prevailing market price, or which such holders might believe to be otherwise in their best interest.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

     The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that ended on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     General

     In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the Company, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

     In order to assist the Company in complying with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and the Company's preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and preferred stock disclosing the actual owners of such Common Stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of

Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

     Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Company has analyzed the impact of its ownership interests in the Associated Companies on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting preferred stock interests in the Associated Companies, the Company believes that none of such preferred stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in the Associated Companies, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in the Associated Companies. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

     Gross Income Tests

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the

Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company will be deemed to provide certain services which are actually provided by the Operating Partnership with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     Pursuant to the percentage leases ("Percentage Leases"), GHG leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a five-year period with a five-year renewal option. The Percentage Leases provide that the lessee will be obligated to pay to the Operating Partnership (a) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (b) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross revenues from the operations of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Percentage Rent is due quarterly; however, the lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute rents from real property, the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (a) the intent of the parties, (b) the form of the agreement, (c) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (d) the extent to which the property owner retains the risk of loss of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (f) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Counsel is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (a) the Operating Partnership and the lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (b) the lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (c) the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities, structural elements and exterior painting, and will dictate how the Hotels are operated, maintained, and improved, (d) the lessee bears all of the costs and expenses of operating the Hotels (including inventory costs) during the term of the Percentage Leases (other than real property taxes, personal property taxes on property owned by the Operating Partnership, casualty insurance and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under the Percentage Leases), (e) the lessee will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (f) in the event of damage or destruction to a Hotel which renders the Hotel unsuitable for continued use, the lessee will be at economic risk because the Operating Partnership can elect to terminate the Percentage Lease as to such Hotel, in which event the lessee can elect to rebuild at its cost less any insurance proceeds, or accept such termination, (g) the lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (i) injury to persons or damage to property occurring at the Hotels or (ii) the lessee's use, management, maintenance or repair of the Hotels, (h) the lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (i) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels. The Company has represented that the lessee has and will have its own employees, physically distinct and separate office space, furniture and equipment, and directors. Further, the Company has represented that neither the Company nor the Operating Partnership will furnish or render services to either the lessee or its customers.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of counsel with respect to the relationship between the Operating Partnership and the lessee is based upon all of the facts and circumstances, and rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as rents from real property. In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose its REIT status.

     In order for the Rents to constitute rents from real property, several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Management has obtained an appraisal of the personal property at each Hotel indicating that the appraised value of the personal property at each Hotel is less than 15% of the value at which such Hotel is acquired. However, the Company has represented that the Operating Partnership will in no event acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the personal property acquired from a particular partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus could lose its REIT status.

     Another requirement for qualification of the Rents as rents from real property is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages (a) are fixed at the time the Percentage Leases are entered into, (b) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(c) conform with normal business practice. More generally, the Percentage Rent will not qualify as rents from real property if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profit and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenue, as described above).

     A further requirement for qualification of Rents as rents from real property limits the relationship between the Company and its tenants. In the case of a corporate tenant, the Company must not own 10% or more of the total combined voting power of the tenant's stock and must not own 10% or more of the total number of shares of all classes of the tenant's stock outstanding. In the case of a tenant that is not a corporation, the Company must not own 10% or more in interest of the tenant's assets or net profits. The Company intends to limit its ownership interest in GHG to nonvoting preferred stock which constitutes less than 10% of the total number of outstanding shares of, GHG stock. The common stock of GHG, which is the only voting stock of GHG, is owned by persons who are not related to the Company within the definition in the applicable statute. The common stockholders have a significant economic interest in GHG and elect the board of directors of GHG. Based upon the foregoing, counsel is of the opinion that rental payments from GHG will not constitute rent from a party related to the Company.

     The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

     The Company believes that it and the Operating Partnership has held and managed its properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of properties will generally qualify under the 75% and 95% gross income tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a "prohibited transaction." In this regard, certain of the Company's assets are subject to existing purchase options. Although the Company believes, based on the historical experience of certain predecessor partnerships, that it will satisfy this 30% test, if, contrary to expectations, large numbers of such options are exercised, more than 30% of the Company's gross income in a taxable year could be derived from a proscribed source. The Company will, however, use its best efforts to ensure that it will continue to satisfy each of the foregoing income requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For such purposes, dividends declared to shareholders of record in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of taxable income attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT Taxable Income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief. Under certain legislative proposals, if enacted, the Company will also be effectively precluded from re-electing REIT status following a termination of its REIT qualification. See " Possible Legislative or Other Actions Affecting Tax Consequences."

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership.

     General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT Taxable Income. See "-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in the Company's REIT Taxable Income increases its distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification" and "-- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

     Tax Allocations with Respect to Certain Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating

Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification" and "-- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

     Basis in Operating Partnership Interest

     The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) is increased by (a) its allocable share of the Operating Partnership's income and (b) increases in its allocable share of indebtedness of the Operating Partnership and (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's losses and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's losses would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such losses will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

     Sale of Properties

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Operating Partnership's properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends-received deduction with respect to any distributions from the Company. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares of Company stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the shares of Company stock are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of shares of Company stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

     Backup Withholding

     The Company will report to its domestic stockholders and to the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, the Company will institute backup withholding with respect to a stockholder if advised do so by the Service. A stockholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     Taxation of Tax-Exempt Stockholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the Service. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of Company stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the REIT is treated as a "pension-held REIT." In view of the Ownership Limitation, the Company does not expect to be treated as a "pension-held

REIT." Consequently, a pension trust stockholder should not be subject to UBTI on dividends that it receives from the Company. However, because the Common Stock is publicly traded, no assurance can be given to this effect.

     Taxation of Foreign Stockholders

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective foreign investors ("Non-U.S. Stockholders") should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

     Unless Company stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of Company stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, shares of Company stock are treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will also give rise to gain from the sale or exchange of the shares, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's U.S. tax liability.

     Distributions that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, it is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of USRPIs will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as gain effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a USRPI capital gains dividend. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Gain on the sale of Company stock not subject to FIRPTA will still be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     If the proceeds of a disposition of shares of Company stock are paid by or through a United States office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

     Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent federal budget proposal contains language, which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

     State Tax Consequences and Withholding

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares of the Company's capital stock. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

  This Prospectus relates to the offer and sale from time to time by the holders thereof of (i) up to 542,333 Unit Shares of Common Stock that may be issued by the Company to the holders of up to 542,333 Units in the Operating Partnership, if and to the extent such holders tender such Units for redemption and the Company elects to redeem such Units for Shares of Common Stock, (ii) up to 206,844 Acquisition Shares previously issued in connection with the acquisition by the Company of certain properties, and (iii) up to 1,000 Conversion Shares that may be issued by the Company to the holders of Units to be issued in the future in connection with the future acquisition of properties. The Company has registered the Shares for sale pursuant to certain registration rights agreements, but registration of such Shares does not necessarily mean that any of such Unit Shares or Conversion Shares will be issued by the Company or that any Shares will be offered and sold by the holders thereof.

  The Company will not receive any proceeds from the offering by the Selling Stockholders, from the issuance of the Unit Shares to Unit Holders, or from the issuance of the Conversion Shares to the Future Unit Holders. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

  The distribution of the Shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

  At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

  In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

  The Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

  The Company may from time to time issue up to 543,333 Shares upon the redemption of Units, if and to the extent the Company elects to redeem such Units with Shares of Common Stock. The Company will acquire the exchanging holder's Unit in exchange for each Share that the Company issues in connection with such exchange. Consequently, with each exchange, the Company's interest in the Operating Partnership will increase.

                                     EXPERTS

  The consolidated financial statements and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the statement of revenues and certain expenses for the acquired properties included in the Company's Current Reports on Form 8-K/A filed February 24, 1997 and May 14, 1997 and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualifications and taxation as a REIT under the Code contained in the Prospectus under the caption "Federal Income Tax Consequences -- General" is based upon the opinion of Morrison & Foerster LLP.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


  Securities Act Registration Fee....................................................            $ 4,931
  Printing and duplicating fees......................................................              1,500
  Legal fees and expenses............................................................              5,000
  Accounting fees and expenses.......................................................              3,000
  Miscellaneous expenses.............................................................              5,569
                                                                                                 -------
         Total.......................................................................            $20,000
                                                                                                 =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

  The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

  The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

  The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

ITEM 16. EXHIBITS

         4.1      -        Articles of Amendment and Restatement of Articles
                           of Incorporation of the Registrant (incorporated by
                           reference to Exhibit 3.02 to Registrant's
                           Registration Statement on Form S-11 (File No.
                           333-09411))
         4.2      -        Bylaws of the Registrant (incorporated by reference
                           to Exhibit 3.01 to Registrant's Registration State-
                           ment on Form S-11 (File No. 333-09411))
         5.1      -        Opinion of Morrison & Foerster LLP
         8.1      -        Opinion of Morrison & Foerster LLP relating to
                           certain tax matters
         23.1     -        Consent of Arthur Andersen LLP, independent public
                           accountants
         23.2     -        Consent of Morrison & Foerster LLP (included in
                           Exhibits 5.1 and 8.1)
         24.1     -        Power of Attorney (included on signature page hereto)

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby further undertakes that:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on June 5, 1997.

                                   GLENBOROUGH REALTY TRUST
                                   INCORPORATED

                                   By: /s/ Robert Batinovich
                                       ----------------------------------------
                                       Robert Batinovich
                                       Chairman, President and
                                       Chief Executive Officer

                                POWER OF ATTORNEY

  The undersigned hereby constitutes and appoints Robert Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank E. Austin as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by Glenborough Realty Trust Incorporated of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                            TITLE                                                   DATE
---------                            -----                                                   ----
/s/ Robert Batinovich           Chairman, President and Chief Executive Officer          June 5, 1997
-------------------------
Robert Batinovich

/s/ Andrew Batinovich           Director, Executive Vice President, Chief Operating      June 5, 1997
 ------------------------       Officer and Chief Financial Officer
Andrew Batinovich

/s/ Sandra L. Boyle             Senior Vice President                                    June 5, 1997
-------------------------
Sandra L. Boyle

/s/ Frank E. Austin             Senior Vice President, General Counsel and               June 5, 1997
-------------------------       Secretary
Frank E. Austin

/s/ Terri Garnick               Senior Vice President and Chief Accounting Officer       June 5, 1997
-------------------------
Terri Garnick

/s/ Patrick Foley               Director                                                 June 5, 1997
-------------------------
Patrick Foley

/s/ Richard A. Magnuson         Director                                                June 5, 1997
-----------------------
Richard A. Magnuson

/s/ Laura Wallace               Director                                                June 5, 1997
-------------------------
Laura Wallace

                                  EXHIBIT INDEX


     EXHIBIT
     NUMBER                            DESCRIPTION
     ------                            -----------
      4.1                   Articles of Amendment and Restatement of Articles of
                            Incorporation of the Registrant (incorporated by
                            reference to Exhibit 3.02 to Registrant's
                            Registration Statement on Form S-11 (File No.
                            333-09411))

      4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.01 to Registrant's Registration
                            Statement on Form S-11 (File No. 333-09411))

      5.1                   Opinion of Morrison & Foerster LLP

      8.1 Opinion of Morrison & Foerster LLP relating to certain tax matters

      23.1 Consent of Arthur Andersen LLP, independent public accountants

      23.2                  Consent of Morrison & Foerster LLP (included in
                            Exhibits 5.1 and 8.1)

      24.1 Power of Attorney (included on signature page hereto)